CONTACT:
Stellar Pharmaceuticals Inc. -OR-	INVESTOR RELATIONS COUNSEL
Peter Riehl, President & CEO	The Equity Group Inc
(800) 639-0643	Devin Sullivan
(519) 434- 1540	(212) 836-9608 -or-- dsullivan@equityny.com
Arnold Tenney, Charman	Adam Prior
Cell (416) 587-3200	(212) 836-9606 -or-- aprior@equityny.com

FOR IMMEDIATE RELEASE

STELLAR PHARMACEUTICALS INC. ANNOUNCES 2005 FIRST QUARTER FINANCIAL RESULTS

Q1 2005 Highlights Compared to Q1 2004
●  NeoVisc® sales up 29.5%
●   Recurring revenues increased 44.7%
●  Cash and equivalents of $2.9 million at March 31, 2005 with no long term debt

LONDON, ONTARIO, CANADA, May 11, 2005 - Stellar Pharmaceuticals Inc. ("Stellar") (OTCBB: SLXCF; TSXV: SLX), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced financial results for the first quarter ended March 31, 2005. All amounts in this press release are in Canadian dollars, and are the result of the use of U.S. GAAP.

Peter Riehl, President and Chief Executive Officer of Stellar, commented, “The first quarter is generally the lowest revenue quarter of the year, representing less than 20% of Stellar’s annual sales. In light of this, we are pleased that 2005 first quarter total product sales (domestic and international) rose 23.7% from the first quarter of 2004 and recurring revenues (which exclude one-time licensing fees) increased 44.7% over the same period last year.”

First Quarter 2005 Review

Total product sales for the 2005 first quarter increased 23.7% to $358,655 from $289,950 in the first quarter of 2004, due primarily to a 29.5% increase in Canadian sales of NeoVisc®, a viscosupplementation therapy for the treatment of osteoarthritis. Sales of NeoVisc are expected to remain strong in 2005 due to Stellar’s increased sales and marketing efforts, and growing safety concerns by patients and physicians regarding the safety of the Cox-2 inhibitor class of drugs, a popular therapy for osteoarthritis.

These increases offset lower Canadian sales of Uracyst®, Stellar’s patented treatment for interstitial cystitis (“IC”). During the first quarter of 2005, Stellar began the process of implementing an open-label, community-based clinical trial in Canada for Uracyst to demonstrate the efficacy of this treatment to physicians. Recruitment for this study had an impact on the sale of Uracyst in Canada during the first quarter of 2005. The trial is being conducted by Queens University in Kingston, Ontario.

Stellar Pharmaceuticals Inc.
May 11, 2005

In-licensed sales of NMP22®BladderChek® (“BladderChek”) increased during the 2005 first quarter from the fourth quarter of 2004 (the product commenced sales in October 2004). A greater number of urologists have begun utilizing this FDA- and TPD-approved, point-of-care diagnostic and monitoring test for bladder cancer. The February 2005 Journal of the American Medical Association study, which concluded that BladderChek vastly outperforms cytology, the current adjunctive test for bladder cancer, is expected to help accelerate the adoption curve of this product in Canada.

In-licensed sales of Skelite™, a synthetic bone grafting product, remained flat during the first quarter of 2005 compared to the first quarter of 2004. Formulary delays at larger institutions impacted sales growth, as did a lack of peer-reviewed clinical data regarding the product.

Royalty and licensing revenue for the first quarter of 2005 was $65,843 as compared to $271,210. Royalty and licensing revenue in the first quarter of 2004 included a one-time milestone payment of $267,220 from Leitner Pharmaceuticals LLC related to NeoVisc and Uracyst. Excluding this one-time milestone payment, higher royalty and licensing revenue was derived from royalties on sales of Uracyst in Europe.

As previously announced, sales of Uracyst have commenced in the United Kingdom through G. Pohl-Boskamp GmbH, Stellar’s exclusive Pan-European licensee for this product. Stellar expects to realize sales royalties out of the United Kingdom beginning this month. Sales of Uracyst through G. Pohl-Boskamp GmbH in France are expected to begin in the third quarter of 2005.

Higher cost of goods sold during the first quarter of 2005 was related to the move to a new manufacturing facility and certain transitional costs. However, these costs declined from the fourth quarter of 2004 and Stellar believes that it will realize cost-savings in 2005 from its investments in new manufacturing processes. Selling, general and administrative (“SG&A”) expenses during the first quarter of 2005 also increased from the comparable prior year period, but declined from the fourth quarter of 2004. Higher SG&A in the first quarter of 2005 was due to non-cash expenses related to share options issued to consultants, and increased sales and marketing activities.

Stellar reported a net loss in the first quarter of 2005 of $454,655, or $0.02 per diluted share, on 23.0 million weighted average common shares outstanding (“shares outstanding”), compared to a net loss of $33,707, or $0.00 per diluted share, on 20.9 million shares outstanding in the first quarter of 2004. The net loss for the fourth quarter of 2004 included the one-time milestone payment of $267,220 from Leitner Pharmaceuticals LLC related to NeoVisc and Uracyst, versus no such payment in the first of 2005. The increase in shares outstanding was due to the effect of shares issued in conjunction with a private placement in March 2004 with SJ Strategic Investments LLC that raised approximately $4.1 million in working capital for Stellar. SJ Strategic Investments now owns approximately 23% of Stellar’s common stock.

Outlook for 2005

Mr. Riehl stated, “NeoVisc sales continue to trend up. Sales of Uracyst during 2005 should be favorably impacted by its introduction into the United Kingdom this month, as well as its anticipated introduction into France by the third quarter of 2005. We remain on track to commence U.S. Phase III FDA clinical trials for NeoVisc by the end of the 2005 second quarter and are making significant strides towards initiating Phase III U.S. FDA trials for Uracyst later this year.”

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May 11, 2005

Mr. Riehl concluded, “We are fortunate to have a strong balance sheet and no long term debt at March 31, 2005. While we have utilized some cash to fund our growth initiatives, we expect, based on current estimates and business conditions, to reach operating profitability during the third quarter of 2005. This would allow us to fund our future growth from operations. However, there can be no assurances that we will reach operating profitability during the third quarter of 2005.”

Conference Call

Management will conduct a conference call today at 11:00 a.m. Eastern Time to discuss first quarter results. Interested parties may participate in the call by dialing 877-461-2815 (Domestic) or 416-695-6120 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Stellar Pharmaceuticals Conference Call. The call will also be simultaneously broadcast over the Internet. Those interested in listening to the live webcast may do so by going to the Company's website at www.stellarint.com or by going to http://events.onlinebroadcasting.com/stellar/051105/index.php?page=launch. Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archive will be available immediately after the live call and continue for approximately 30 days.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements three products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreements for Skelite™ a proprietary synthetic bone-grafting product and NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer which are expected to positively impact sales in 2005.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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May 11, 2005

Stellar Pharmaceuticals Inc.
Statement of Operations
(Canadian Funds; US GAAP)

	For the Three Month Period
	Ended March 31
	2005	2004

REVENUE
Product sales	$358,655	$289,950
Miscellaneous revenue	800	-
	359,455	289,950
COST OF GOODS SOLD	94,033	50,549
	265,422	239,401

ROYALTY AND LICENSING REVENUES	65,843	271,210

GROSS PROFIT	331,265	510,611

EXPENSES:
Selling, general, and administrative	$613,004	$440,651
Research and development	193,235	85,963
Amortization	33,001	19,265

	839,240	545,879

LOSS FROM OPERATIONS	(507,975)	(35,268)

INTEREST AND OTHER INCOME	53,320	1,561

NET LOSS FOR THE PERIOD	$(454,655)	$(33,707)

LOSS PER SHARE	$(0.02)	$0.00

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING	23,019,240	20,878,065

     (1)First quarter of 2004 includes one-time, milestone payment of $267,220 from Leitner Pharmaceuticals LLC related to NeoVisc and Uracyst.

Stellar Pharmaceuticals Inc.Page
May 11, 2005

Stellar Pharmaceuticals Inc.
Balance Sheets
(Canadian Funds; US GAAP)
	As at	As at
	March 31, 2005	March 31, 2004
ASSETS

CURRENT
Cash and cash equivalents	$2,882,069	$3,172,870
Accounts receivable	150,645	143,629
Inventories	237,049	336,491
Tax recoverable	12,049	38,131
Prepaid, deposits, and sundry receivables	211,543	155,972
	3,493,355	3,847,093

Property, plant and equipment	949,244	951,860
Other assets	20,608	16,431
	$4,463,207	4,815,384
LIABILITIES

CURRENT
Accounts payable	$313,015	$342,624
Accrued liabilities	30,961	32,503
Deferred revenues	182,896	221,320
	$526,872	$596,447

SHAREHOLDERS’ EQUITY

Capital stock
Authorized
Unlimited     Non-voting, convertible, redeemable, and retractable preferred shares with no par value
Unlimited     Common shares with no par value

Issued
23,127,263 Common shares (2004 – 22,802,373)	7,839,841	7,720,873
Paid-in capital options and warrants
- Outstanding	427,797	374,712
- Expired	67,263	67,263

Deficit	(4,398,566)	(3,943,911)
	3,936,335	4,218,937
	$4,463,207	$4,815,384